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                                                                      EXHIBIT 5



                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                              NEW YORK, N.Y. 10017
                                  212-450-4000





                                                              August 22, 1997




Southern Peru Limited
180 Maiden Lane
New York, NY 10038

Ladies and Gentlemen:

         We have acted as special counsel to Southern Peru Limited (the "Issuer") and Southern Peru Copper Corporation (the "Guarantor" and, together with the Issuer, the "Company") in connection with the Issuer's offer (the "Exchange Offer") to exchange its 7.90% Series A Secured Export Exchange Notes due 2007 (the "New Notes"), for a like principal amount of any or all of its outstanding 7.90% Series A Secured Export Notes due 2007 (the "Old Notes").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

         Upon the basis of the foregoing and assuming the due execution and delivery of the New Notes, we are of the opinion that when the New Notes are executed, authenticated and delivered in accordance with the Indenture and Supplemental Indenture, each of which is dated May 30, 1997 among the Issuer, the Guarantor and Citibank, N.A., and delivered in exchange for the Old Notes in accordance with the Exchange Offer, the New Notes will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and equitable principles.


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         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

         This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.



                                            Very truly yours,

                                            /s/ Davis Polk & Wardwell


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